Exhibit 99.1

Lithium Technology Corporation’s Chief Financial Officer Issues Letter to Stockholders

PLYMOUTH MEETING, PA.—(September 14, 2007)—In a letter to company stockholders issued today, Amir Elbaz, Chief Financial Officer of Lithium Technology Corporation (“LTC”) (OTC: LTHU) stated the following:

Dear Shareholders,

The past year was one of tremendous progress and transition for Lithium Technology Corporation. Our company demonstrated fast growth as an organization, as we continued to develop our underlying technology into commercialization as well as substantially investing in our research and development efforts. The year was highlighted by a number of corporate decisions, which will ensure future growth, like the commercialization of our newly launched lithium iron phosphate (LiFePO(4)) technology and strategic focus on selected target markets.

The Company successfully secured, through equity raises, substantial capital, which was used for repayment of debt, investments in the expansion of production facilities and working capital, and is believed to be sufficient to bring the company to positive EBITDA in Q2 2008. Currently, negotiations are taking place with investors and strategic partners for the funding of one to two new large factories. This will substantially increase our production capacity in order to satisfy the growing demand for our products.

Our financial strategy integrates the Company’s goal for long-term revenue and market share growth, and as our CEO, Dr. Klaus Brandt stated in his letter issued earlier this year, the strategy and its elements are based on the Company’s long-term business model that projects a strong financial performance. Our management team is dedicated to further improving the financial condition of the company and to creating a stronger more profitable LTC.

However, we, as a Company, have to overcome few hurdles, including financial reporting. This has been my top priority since I joined the management team in October 2006. The entire management team, has devoted substantial time and attention to complete the required financial reporting in the most accurate and fastest way possible, and dedicated significant sums of money in the last few months with auditing related fees.

The 2004-2005 annual reports are audited this year by Amper Politziner & Mattia, our audit firm. This process is a required by the SEC due to the dismissal of LTC’s previous accountant and the withdrawal of the 2004 certification by our previous auditor. These reports will be filed in few weeks time; the 2006 annual report and preceding quarterly reports will be filed soon thereafter.

While we have made great strides, we have also faced a few challenges. This year we experienced the untimely passing of our Chairman Harry Van Andel whose relentless efforts were instrumental in the Company’s recent growth. Our current Chairman Chris Van Den Berg

4

and the entire LTC team have achieved significant milestones that have advantageously positioned the company poised to move forward and capitalize on the changes in today’s marketplace, which is now favorably moving toward our core competencies.

I would like to end on a personal note. I am a great believer in LTC and the prospects that we are facing. The Company has a leading technology and the forethought to meet the advanced battery needs of today and beyond. I believe that the new management can take this company forward and create tremendous value for all of our shareholders. We all assume great responsibility and personal risk, but we take this burden with great pride.

Sincerely yours,

Amir Elbaz

Chief Financial Officer

Lithium Technology Corporation

About Lithium Technology Corporation:

Lithium Technology Corporation (LTC) is a global provider of large format rechargeable power solutions for diverse applications, and offers the largest lithium-ion cells with the highest power of any standard commercial lithium ion cell produced in the western hemisphere. With more than 30 years of experience, LTC leverages its extensive expertise in high power and large battery assemblies to commercialize advanced lithium batteries as a new power source in the military and national security systems, transportation and stationary power markets.

LTC manufactures the GAIA® product line of large, high power hermetically sealed rechargeable lithium-ion cells and batteries. The Company’s product portfolio includes large cells and batteries from 10 times the capacity of a standard laptop computer battery to 100,000 times greater. LTC manufactures a variety of standard cells that are assembled into custom large batteries complete with electronics (battery management systems) and electronics to communicate with other components of the system for performance monitoring.

LTC headquarters are located in Plymouth Meeting, PA and R&D in Nordhausen, Germany. LTC sales for the U.S. and European markets are managed out of each of the offices. For more information about LTC, its technology and products, please visit http://www.lithiumtech.com.

Safe Harbor for Forward-looking Statements:

The foregoing information contains forward-looking statements, which involve risks and uncertainties relating to such matters as financial performance, technology development, capital raising, business prospects, strategic partnering and similar matters. A variety of factors could cause LTC’s actual results and experience to differ materially from anticipated results or other expectations expressed in these forward-looking statements. This notice does not constitute an offer of any securities for sale.

5